Exhibit 16

November 1, 2006

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:

Commission File No. 000-28179

Dear Sirs/Madams:

We have read Item 4.01 of the Form 8-K filing of Ableauctions.com, Inc. dated November 1, 2006.  We agree with the statements made in the first sentence and the third paragraph of the filing.

We have no basis to agree or disagree with the statements contained in the second sentence, the second paragraph and the fourth paragraph of the filing.

Yours truly,

/s/ Cinnamon Jang Willoughby & Company, Chartered Accountants

CINNAMON JANG WILLOUGHBY & COMPANY, CHARTERED ACCOUNTANTS